================================================================================


                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              AURA SYSTEMS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                              AURA SYSTEMS, INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 19, 1998

To the Stockholders of Aura Systems, Inc.:

  The Annual Meeting of Stockholders of Aura Systems, Inc., a Delaware corporation (the "Company"), will be held on, August 19, 1998 at 3:00 p.m., PDT, near the Company's corporate offices at the Marriott Hotel, 1400 Park View Avenue, Manhattan Beach, California for the following purposes:

    (1) To elect a Board of Directors of 12 members;

    (2) To consider and act upon a proposal submitted by a stockholder requesting the Board of Directors, prior to engaging in any financing transactions similar to those described in the attached proxy statement, consider providing the existing stockholders of the Company an opportunity to invest in the Company on the terms being offered to private investors; and

    (3) To transact any other business which may properly come before the meeting.

  Stockholders of record at the close of business on June 26, 1998 will be entitled to notice of and to vote at the meeting and any adjournments thereof.

  All Stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. The giving of your proxy will not affect your right to vote in person should you later decide to attend the meeting.

  Any stockholder of record of the Company at the close of business on June 26, 1998, may attend. Any beneficial owner of shares with a letter of authorization from his recordholder may attend the meeting.

                                          By Order of the Board of Directors


                                                /s/ Michael I. Froch

                                                    Michael I. Froch
                                                        Secretary

El Segundo, California

July 20, 1998

-------------------------------------------------------------------------------

Please mark, date, and sign the enclosed Proxy and return it at an early date in the enclosed postage-prepaid return envelope so that, if you are unable to attend the Annual Meeting, your shares may be voted.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                              AURA SYSTEMS, INC.
                              2335 ALASKA AVENUE
                         EL SEGUNDO, CALIFORNIA 90245

                              (310) 643-5300


                                PROXY STATEMENT

                              JULY 20, 1998

                              GENERAL INFORMATION

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Aura Systems, Inc. ("Aura" or the "Company") for the Annual Meeting of Stockholders to be held at 3:00 p.m. on August 19, 1998 (the "Annual Meeting") and any postponements or adjournments thereof. Any Stockholder giving a proxy may revoke it before or at the meeting by providing a proxy bearing a later date or by attending the meeting and expressing a desire to vote in person. If the enclosed proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting as directed by the Stockholder on the proxy card; and, if no choice is specified, they will be voted (i) "FOR" the directors nominated by the Board of Directors, (ii) "FOR" the stockholder proposal, and (iii) in the discretion of the persons acting as proxies, for any other matters. Your cooperation in promptly returning the enclosed proxy will reduce Aura's expenses and enable its management and employees to continue their normal duties for your benefit with minimum interruption for follow-up proxy solicitation.

  Only Stockholders of record at the close of business on June 26, 1998 are entitled to receive notice of and to vote at the meeting. On that date, Aura had outstanding 81,169,372 shares of Common Stock. The shares of Common Stock vote as a single class. Holders of shares of Common Stock on the record date are entitled to vote one vote for each share held. The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote is necessary to constitute a quorum for the transaction of business.

  In accordance with Delaware law, abstentions and "broker non-votes" (i.e. proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum. For purposes of determining approval of a matter presented at the meeting, abstentions will be deemed present and entitled to vote and will, therefore, have the same legal effect as a vote "against" a matter presented at the meeting. Broker non-votes will be deemed not entitled to vote on the matter as to which the non-vote is indicated. Therefore, a broker non-vote will have no legal effect on the vote for directors or any other matter requiring the affirmative vote of a plurality of the votes cast, and will have the same legal effect as a vote "against" any other matters presented at the meeting which require approval by a majority of the shares represented in person or by proxy at the meeting.

  In the event that sufficient votes in favor of the proposal are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitations of proxies. Any such adjournment will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting. The persons named as proxies will vote in favor of such adjournment or adjournments.

  The cost of preparing, assembling, printing and mailing the materials, the Notice and the enclosed form of Proxy, as well as the cost of soliciting proxies relating to the Annual Meeting, will be borne by the Company. The Company will request banks, brokers, dealers, and voting trustees or other nominees to forward solicitation materials to their customers who are beneficial owners of shares, and will reimburse them for the reasonable out-of-pocket expenses of such solicitations. The original solicitation of proxies by mail may be supplemented by telephone, telegram, personal solicitation or other means by officers and other regular employees or agents of the

Company, but no additional compensation will be paid to such individuals on account of such activities. The Company has retained the proxy solicitation firm of Georgeson & Company, Inc. to assist the Company in the solicitation of Proxies and will be paid a fee of $6,500.00 plus its reasonable out-of-pocket expenses. This Proxy Statement and the accompanying Notice of Annual Meeting and form of Proxy are being mailed or delivered to Stockholders on or about July 20, 1998.


                                PROPOSAL NO. 1

                     ELECTION OF 12 NOMINEES FOR DIRECTORS

NOMINEES AND VOTING

  The Bylaws of the Company provide for a board of 12 directors. Consequently, at the Annual Meeting, 12 directors will be elected to serve until the next Annual Meeting and until their successors are elected and qualified. Proxies may not be voted for more than 12 persons. The Company has nominated for election as directors the 12 persons named below. Each of these nominees has indicated that they are able and willing to serve as directors.

  Unless otherwise instructed, the Company's proxy holders intend to vote the shares of Common Stock represented by the proxies in favor of the election of these nominees. If for any reason any of these nominees will be unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of the balance of those named and such other person or persons as the Board of Directors may recommend. The Board of Directors has no reason to believe that any such nominee will be unable or unwilling to serve. Directors are elected by a plurality of the votes cast.

  The Company's nominees and directors are listed below, together with their ages, principal occupations, offices with the Company and year in which each became a director of the Company.

  The Board of Directors of the Company recommends that the Stockholders vote "FOR" the election of the 12 nominees for director.

IDENTIFICATION OF DIRECTORS

  The following table sets forth all of the current directors, executive officers and key employees of Aura, their age and the office they hold with the Company. Executive officers and employees serve at the discretion of the Board. All directors hold office until the next annual meeting of stockholders of the Company and until their successors have been duly elected and qualified.

                              DIRECTOR
   NAME OF DIRECTORS      AGE  SINCE                    POSITION WITH THE COMPANY
   -----------------      --- -------- ------------------------------------------------------------
Zvi (Harry) Kurtzman....   51   1987   Chief Executive Officer, Chairman, Board of Directors
Gerald S. Papazian......   42   1997   President, Chief Operating Officer and Director
Arthur J. Schwartz,
 Ph.D...................   50   1987   Executive Vice President and Director
Cipora Kurtzman Lavut...   42   1989   Senior Vice President and Director
Neal B. Kaufman.........   53   1989   Senior Vice President and Director
Steven C. Veen..........   42   1997   Senior Vice President, Chief Financial Officer, Director and
                                        member of Audit Committee
Harvey Cohen............   65   1993   Director, member of Audit Committee
Brigadier Ashok Dewan...   59   1997   Director, member of Audit and Compensation Committees
Peter Liu...............   50   1997   Director, member of Audit and Compensation Committees
Salvador Diaz-Verson,
 Jr.....................   46   1997   Director, member of Audit and Compensation Committees
Maj. Gen. Guy L. Hecker,
 Jr. (Ret.).............   66          Nominee
Robert H. Book..........   47          Nominee

BUSINESS EXPERIENCE OF DIRECTORS AND NOMINEES DURING THE PAST FIVE YEARS

  Zvi (Harry) Kurtzman is the CEO and Chairman of the Board of Directors of the Company and has served in this capacity since 1987. Mr. Kurtzman also served as the Company's President from 1987 to 1997. Mr. Kurtzman obtained his B.S. and M.S. degrees in physics from California State University, Northridge in 1970 and 1971, respectively, and completed all course requirements for a Ph.D. in theoretical physics at the University of California, Riverside. He was employed as a senior scientist with the Science Applications International Corp. a scientific research company in San Diego, from 1984 to 1985 and with Hughes Aircraft Company, a scientific and aerospace company, from 1983 to 1984. Prior thereto, Mr. Kurtzman was a consultant to major defense subcontractors in the areas of computers, automation and engineering.

  In October, 1996, the Securities and Exchange Commission ("Commission") issued an order (Securities Act Release No. 7352) instituting an administrative proceeding against Aura Systems, Zvi Kurtzman, and an Aura former officer. The proceeding was settled on consent of all the parties, without admitting or denying any of the Commission's findings. In its order, the Commission found that Aura and the others violated the reporting, recordkeeping and anti-fraud provisions of the securities laws in 1993 and 1994 in connection with its reporting on two transactions in reports previously filed with the Commission. The Commission's order directs that each party cease and desist from committing or causing any future violation of these provisions. The Commission did not require Aura to restate any of the previously issued financial statements or otherwise amend any of its prior reports filed with the Commission. Also, the Commission did not seek any monetary penalties from Aura, Mr. Kurtzman or anyone else. Neither Mr. Kurtzman nor anyone else personally benefited in any way from these events. For a more complete description of the Commission's Order, see the Commission's release referred to above.


  Arthur J. Schwartz, Ph.D. is the Executive Vice President and director of the Company since February 1987. Dr. Schwartz obtained his M.S. degree in physics from the University of Chicago in 1971 and a Ph.D. in physics from the University of Pittsburgh in 1978. Dr. Schwartz was employed as a Technical Director with Science Applications International Corp., a scientific research company in San Diego, California from 1983 to 1984 and was a senior physicist with Hughes Aircraft Company, a scientific and aerospace company, from 1980 to 1984. While at Hughes, he was responsible for advanced studies and development where he headed a research and development effort for new technologies to process optical signals detected by space sensors.

  Cipora Kurtzman Lavut is Senior Vice President Corporate Communications and has served in this capacity since December 1991. She previously served as Vice President in charge of Marketing and Contracts for the Company since 1988 and was appointed director of the Company in 1989. She graduated in 1984 from California State University at Northridge with a B.S. degree in Business Administration.

  Neal B. Kaufman is Senior Vice President of Aura, and has served in this capacity since 1988. Mr. Kaufman is also a director of the Company and has served in this capacity since 1989. Mr. Kaufman graduated from the University of California, Los Angeles, in 1967 where he obtained a B.S. in engineering. He was employed as a software project manager with Abacus Programming Corp., a software development firm, from 1975 to 1985 where he headed a team of software specialists on the Gas Centrifuge Nuclear Fuel enrichment program for the United States Department of Energy and developed software related to the Viking and Marine projects for the California Institute of Technology Jet Propulsion Laboratory in Pasadena, California.

  Steven C. Veen, a certified public accountant, is the company's Senior Vice President, Chief Financial Officer, and has served in this capacity since March 1994. He joined the Company as its Controller in December 1992. Prior to that, he had over twelve years experience in varying capacities in the public accounting profession. Mr. Veen served from 1983 to December 1992 with Muller, King, Black, Mathys & Acker, Certified Public Accountants. He received a B.A. in accounting from Michigan State University in 1981. Mr. Veen joined the Board of Directors in September 1997. He also serves as a director of NewCom, Inc. and as its Chief Financial Officer.

  Gerald S. Papazian has been the Company's President and Chief Operating Officer since July 1997. He has been with Aura Systems for ten years and has been involved in the day-to-day operations of the Company with direct responsibility for contract administration, purchasing, inventory control, logistics, warehousing, shipping and receiving and human resources. He joined the Company in August 1988 from Bear, Stearns & Co., an investment banking firm, where he served from 1986 as Vice President, Corporate Finance. His responsibilities there included valuation of companies for potential financing, merger or acquisition. Prior to joining Bear Stearns, Mr. Papazian was an Associate in the New York law firm of Stroock & Stroock & Lavan, where he specialized in general corporate and securities law with the extensive experience in public offerings. He received a BA, Economics (magna cum laude) from the University of Southern California in 1977 and a JD and MBA from the University of California, Los Angeles in 1981. He currently serves as a trustee of the University of Southern California. Mr. Papazian joined the Company's Board of Directors in September 1997. He also serves on the Board of Directors of NewCom, Inc.

  Harvey Cohen is a director of the Company and has served in this capacity since August 1993. Mr. Cohen is President of Margate Advisory Group, Inc., an investment advisor registered with the Securities and Exchange Commission, and a management consultant since August 1981. Mr. Cohen has consulted to the Company on various operating and growth strategies since June 1989 and assisted in the sale of certain of the Company's securities. From December 1979 through July 1981, he was President and Chief Operating Officer of Silicon Systems, Inc., a custom integrated circuit manufacturer which made its initial public offering in February 1981 after having raised $4 million in venture capital in 1980. From 1975 until 1979, Mr. Cohen served as President and Chief Executive Officer of International Communication Sciences, Inc., a communications computer manufacturing start-up company for which he raised over $7.5 million in venture capital. From 1966 through 1975, Mr. Cohen was employed by Scientific Data Systems, Inc. ("S.D.S."), a computer manufacturing and service company, which became Xerox Data Systems, Inc. ("X.D.S.") after its acquisition by Xerox in 1979. During that time, he held several senior management positions, including Vice President-Systems Division of S.D.S. and Senior Vice President-Advanced Systems Operating of the Business Planning Group. Mr. Cohen received his B.S. (Honors) in Electrical Engineering in 1955 and an MBA in 1957 from Harvard University.

  Brigadier Ashok Dewan is a director of the Company and has served in this capacity since September 1997. Mr. Dewan is the founder and Chairman of K&K Enterprises of India (K&K), since its formation in 1986. K&K is engaged in the manufacture, sale and distribution of consumer electronics, and has been an OEM supplier to companies such as Philips, ASM, JBL and Infinity Systems. In 1995, Aura and K&K formed a joint venture, Dewan-Aura, which manufactured and sold Aura's speakers and Bass Shakers in the republic of Taiwan, the Indian subcontinent, Middle East and Europe. In 1989, Mr. Dewan founded Chand International, which is engaged in the manufacture and sale of garments, and has served as its Chairman since its formation.

  Peter Liu is a director of the Company and has served in this capacity since September 1997. Mr. Liu is the Chairman and CEO of W I Harper Group. As Chairman and co-founder of W I Harper Group, Mr. Liu directs and implements both W I Harper Group corporate and client Asia-Pacific market and business development strategies. Mr. Liu has established relationships with prominent, key officials and executives in both private and public sectors of China, as well as throughout other major Asian economic communities. Mr. Liu was General Partner of the Walden Group of Venture Capital Funds and the Executive Vice President and Director of IVCIC, Walden's fund based in Taiwan. Before co-founding IVCIC, Mr. Liu served as the President of Marsquare International, an international trade and merchandising company based in San Francisco. Mr. Liu was a co-founder of California National Bank and served as partner of Chester International, a management consulting firm focused on international business development. Mr. Liu earned a Bachelor of Science degree and a Masters Degree in Business Administration from the University of California at Berkeley.

  Salvador Diaz-Verson, Jr. is a director of the Company and has served in this capacity since September 1997. Mr. Diaz-Verson is the founder, and since 1991 has been the Chairman and President of Diaz-Verson Capital Investments, Inc., an Investment Adviser registered with the Securities and Exchange Commission. Mr. Diaz-Verson served as president and member of the Board of Directors of American Family Corporation (AFLAC Inc.) a publicly held insurance holding company, from 1979 until 1991. Mr. Diaz-Verson also served as Executive Vice President and Chief Investment Officer of American Family Life Assurance Company, subsidiary of AFLAC Inc. from 1976 through 1991. Mr. Diaz-Verson is a graduate of Florida State University. He is currently a director of the board of Miramar Securities, Clemente Capital Inc., Regions Bank of Georgia and The Philippine Strategic Investment Holding Limited.


  Major General Guy L. Hecker, Jr. (Retired) has been the President and co-founder of Stafford Burke & Hecker Inc., a high technology consulting firm based in Alexandria, Virginia, since its formation in 1982. Prior to such time, General Hecker served for more than 27 years in the United States Air Force ("USAF"). His several distinguished positions include serving as Director of the USAF Office of Legislative Liaison as well as an appointment in the USAF Office of the Deputy Chief of Staff, Research, Development and Acquisition. He has also served as a USAF commander of fighter and bomber aircraft units, including the command of a bomber wing and an air division. General Hecker's military accomplishments have been recognized by the USAF in his receipt of the Distinguished Service Medal, Silver Star, Legion of Merit, Distinguished Flying Cross and the Bronze Star. He presently is a member of the Board of Directors of Stafford Burke & Hecker, Inc., Nav Com Defense Electrons, Inc., and 8x8 Inc., a Nasdaq listed company. General Hecker received his B.A. degree from the Citadel in 1954 where he is currently on the Board of Advisors to the Board of Visitors and a recipient of an honorary Ph.D. He received his M.A. in International Economics and International Relations from George Washington University in 1971. He is a graduate of the Program for Management and Development at the Harvard University School of Business.

  Robert H. Book is President and CEO of MB Asia Capital Corporation, a leading international management consulting firm specializing in cross border mergers and acquisitions, and strategic/advisory financial services. MB Asia Corporation has offices in Hong Kong, Bangkok, and Fort Lee, New Jersey. Concurrently with his responsibilities at MB Asia Capital Corporation, from 1993 to 1995, Mr. Book was the Chairman and Chief Executive Officer of MB USA, Inc. a Nasdaq listed health care company. During 1986 through 1989, Mr. Book was also the Chairman of the Board and controlling shareholder of Photech Imaging Systems, Inc., a company created as a result of an acquisition from Rhone Poulenc Inc., which Mr. Book planned, executed, and successfully concluded, resulting in the formation of a 300 employee company with sales of approximately $50 million. In 1973, Mr. Book co-founded R.W. Consultants, Inc. Commencing its operations as an executive search firm, the company evolved into a leading national/international management consulting firm specializing in cross border mergers, acquisitions, and strategic planning, with a concentration in Asia. Mr. Book is a graduate of New York University.

FAMILY RELATIONSHIPS

  Cipora Kurtzman Lavut, a Senior Vice President and director, is the sister of Zvi Kurtzman, who is the Chief Executive Officer/President and a director of the Company. Jacob Mail, Vice President, Operational Planning is a first cousin of Cipora Kurtzman Lavut and Zvi Kurtzman.

                                  MANAGEMENT

  Listed below are Executive Officers of the Company who are not directors or nominees, their ages, titles and background information. All the officers listed below hold their offices at the pleasure of the Board of Directors.

Michael Froch...............  36 General Counsel and Secretary
Gregory Um, Ph.D............  50 President, Aura Display
Keith O. Stuart.............  42 President Tech Center
Ronald J. Goldstein.........  57 President Aura Automotive
Jacob Mail..................  48 Vice President Operations Planning
Yoshikazu Masayoshi.........  57 Chairman, AuraSound, President, MYS Corporation

  Michael I. Froch is General Counsel and Secretary of the Company. He has served as General Counsel since March 1997 and as Secretary since July 1997. He also serves as Director and Secretary of NewCom, Inc., the Company's majority owned subsidiary. He joined the Company in 1994 as corporate counsel. From 1991 through 1994, Mr. Froch was engaged in private law practice in California. Mr. Froch is admitted to the California and District of Columbia bars. He received his Juris Doctor degree from Santa Clara University School of Law in 1989, during which time he served as judicial extern to the Honorable Spencer M. Williams, United States District Judge for the Northern District of California. He received his A.B. degree from the University of California at Berkeley in 1984, serving from 1982 through 1983 as Staff Assistant to the Honorable Tom Lantos, Member of Congress.

  Gregory Um, Ph.D. is President of the Display Division. Dr. Um is in charge of transforming technological ideas into commercial products. Dr. Um has 15 years of experience in project management and industrial technical experience in the fields of scene projection systems, sensor systems and analysis signal processing algorithms, wavefront sensors, high energy laser pointing and tracking systems, physics of thermodynamics and thermal properties. He is the principal inventor of the Aura Systems scene projectors and has directed all of the scene projector development efforts within the company. Prior to joining Aura. Dr. Um was a Senior Scientist at Hughes Aircraft Co., a scientific and aerospace company, with major achievements in the areas of sensors, optics, and algorithms. Dr. Um has over 20 professional publications.

  Keith O. Stuart is President of the Research Center and has served in this capacity since 1995. Previously he served as Vice President in charge of Hardware Development for Aura since 1988 and as a Program manager in 1987. Mr. Stuart obtained his B.S. and M.S. degrees in electrical engineering from the University of California Los Angeles in 1978 and 1980, respectively. Mr. Stuart worked for Cyphermaster, Inc. during 1986 and was employed by Hughes Aircraft Company, a scientific and aerospace company, prior thereto. Mr. Stuart has designed and fabricated digitally controlled, magnetically supported gimbals that isolate the seeker portion of a United States Space Defense Initiative and has also developed a multi-computer automated test station for the evaluation of sophisticated electro-optical devices.

  Ronald J. Goldstein is President of Automotive and has served as an executive in marketing and business development since he joined the Company in 1989. He holds two M.S. degrees in Computing Technology and the Management of R & D from George Washington University and has completed course work for a Ph.D. in Nuclear Engineering from North Carolina State University. Mr. Goldstein has over 25 years of experience in high technology both in government and industry. Prior to joining Aura Mr. Goldstein was Manager of Space Initiatives at Hughes Aircraft Company, a scientific and research company, where he was responsible for the design, production and marketing of a wide variety of aerospace systems and hardware. Prior to joining Hughes in 1982, Mr. Goldstein was the Special Assistant for National Programs in the Office of the Secretary of Defense, and before that held high level program management positions with the Defense Department and Central Intelligence Agency.

  Jacob Mail is Vice President, Operational Planning and has served in this capacity since 1995. Mr. Mail served over 20 years at Israeli Aircraft Industries, starting as a Lead Engineer and progressing to Program manager. He was responsible for the development and production of hydraulic actuation, steering control systems, rotor brake systems and other systems and subsystems involved in both commercial and military aircraft. Systems designed by Mr. Mail are being used today all over the western world. In addition, Mr. Mail has extensive experience in the preparation of technical specifications planning and in organizing production in accordance with customer specifications at full quality assurance.

  Yoshikazu Masayoshi is Chairman of AuraSound and President of MYS Corporation, joining the Company in Fiscal 1997 as part of Aura's acquisition of MYS and its subsidiaries. Mr. Masayoshi has been with MYS since its founding in 1986 and has, during that time, extended the Japan based R&D center and created the MYS factory in Malaysia. Prior to joining MYS, he served as the Senior Vice President of Jyoto Works Co., Ltd., from 1963 to 1986, where he marketed speaker components to loudspeaker manufacturers worldwide. Mr. Masayoshi holds a B.A. from Kinki University of Osaka, Japan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the Company's Common Stock owned as of May 31, 1998 (i) by each person who is known by Aura to be the beneficial owner of more than five percent (5%) of its outstanding Common Stock, (ii) by each of the Company's directors and nominees and those executive officers named in the Summary Compensation Table, and (iii) by all directors and executive officers as a group:

                              SHARES OF COMMON STOCK       PERCENT OF COMMON
NAME                            BENEFICIALLY OWNED      STOCK BENEFICIALLY OWNED
----                          ----------------------    ------------------------
ICM Asset Management, Inc....       8,346,000                     10.3%
Zvi (Harry) Kurtzman.........       1,721,391(1)(2)                2.1%
Arthur J. Schwartz...........       1,554,334(1)(3)(4)             1.9%
Cipora Kurtzman Lavut........       1,352,006(5)                   1.7%
Neal B. Kaufman..............       1,391,388(1)(7)                1.7%
Harvey Cohen.................         343,942(6)                     *
Yoshikazu Masayoshi..........         283,455(8)                     *
Brigadier Ashok Dewan........               0                        *
Sal Diaz-Verson, Jr..........          44,000                        *
Peter Liu....................               0                        *
Gerald S. Papazian...........         183,844(9)                     *
Steven C. Veen...............         166,028(10)                    *
Robert H. Book...............               0                        *
Maj. Gen. Guy L. Hecker, Jr.
 (Ret.)......................         204,000                        *
All executive officers and
 directors as a group (18
 persons)....................       8,505,885                       11%

--------
 *Less than 1% of outstanding shares.
(1)Includes 175,000 shares held of record by Advanced Integrated Systems, Inc.
(2) Includes 470,000 shares which may be purchased pursuant to options and convertible securities exercisable within 60 days of May 31, 1998.
(3) Includes 315,000 shares which may be purchased pursuant to options and convertible securities exercisable within 60 days of May 31, 1998.
(4) Includes 32,000 shares held by Dr. Schwartz as custodian for his children, to which Dr. Schwartz disclaims any beneficial ownership.
(5) Includes 315,000 shares which may be purchased pursuant to options exercisable within 60 days of May 31, 1998.
(6) Includes 155,000 shares beneficially owned, of which 75,000 shares may be purchased pursuant to options and convertible securities within 60 days of May 31, 1998. In connection with his investment advisory business, this amount also includes 20,000 shares and 207,692 shares which may be purchased upon conversion of 7% Secured Convertible Notes over which Mr. Cohen has voting and investment control and as to which Mr. Cohen disclaims beneficial ownership.
(7) Includes 270,000 shares which may be purchased pursuant to options and convertible securities exercisable within 60 days of May 31, 1998.
(8) Includes 283,455 shares which were received as part of the MYS acquisition purchase consideration.
(9) Includes 164,000 shares which may be purchased pursuant to options exercisable within 60 days of May 31, 1998.
(10) Includes 140,000 shares which may be purchased pursuant to options and warrants exercisable within 60 days of May 31, 1998,

  The mailing address for ICM Asset Management, inc. is 601 W. Main Ave., Suite 6700, Spokane, WA 99201. The ailing address for each of the other persons is c/o Aura Systems, Inc., 2335 Alaska Avenue, El Segundo, CA 90245.

                  BOARD OF DIRECTORS MEETINGS AND COMMITTEES

  Aura's Board of Directors held eight meetings during the year ended February 28, 1998. Each director whose term is expected to continue attended more than 75% of the Board meetings during Fiscal 1998. During the last fiscal year the Company did not maintain a nominating committee. Since August 1993, the Company has maintained a Compensation Committee which currently consists of Messrs. Diaz-Verson, Jr., Brigadier Ashok Dewan, and Peter Liu. The Compensation Committee met four times during Fiscal 1998. Since January 1989, the Company has maintained an Audit Committee which currently consists of all five outside directors and Steven Veen, Senior Vice President and Chief Financial Officer of the Company. The Audit Committee approves the selection and engagement of independent accountants and reviews with them the plan and scope of their audit for each year, the results of the audit when completed, and their fees for services performed. The Audit Committee met eight times during the fiscal year ended February 28, 1998 and has met once in the current fiscal year.

  Effective December 1992, the Company elected to begin to compensate non-officer directors at the rate of $5,000 per year. Effective September 1997, each non-employee director is entitled to receive $30,000 per year for serving as a director, and $5,000 per year for each director who serves on the audit committee.


                            EXECUTIVE COMPENSATION

CASH COMPENSATION FOR EXECUTIVES

  The following table summarizes all compensation paid to the Company's Chief Executive Officer, and to the four most highly compensated executive officers of the Company other than the Chief Executive Officer whose total compensation exceeded $100,000 during the fiscal year ended February 28, 1998.

                        SUMMARY COMPENSATION TABLE

                              ANNUAL           LONG TERM
                          COMPENSATION(1) COMPENSATION AWARDS
NAME AND PRINCIPAL        --------------- -------------------    ALL OTHER
POSITION                  YEAR   SALARY      OPTIONS/SARS     COMPENSATION(2)
------------------        --------------- ------------------- ---------------
Zvi (Harry) Kurtzman(1).   1998 $ 245,018           0             $1,900
Chief Executive Officer    1997   212,549           0
                           1996   191,791           0
Arthur J. Schwartz(1)...   1998 $ 172,115           0             $1,900
Ph.D., Executive Vice
 President                 1997   163,971           0
                           1996   153,216           0
Cipora Kurtzman
 Lavut(1)...............   1998 $ 162,225           0             $1,666
Senior Vice President
 Corporate Communica-
 tions                     1997   150,000           0
                           1996   138,269           0
Neal B. Kaufman(1)......   1998 $ 162,972           0             $1,900
Senior Vice President      1997   151,654           0
                           1996   146,350           0
Yoshikazu Masayoshi.....   1998 $ 273,242           0             $    0
President, MYS Corpora-
 tion                      1997   270,000           0
                           1996         0           0

--------

(1) The amounts shown are the amounts paid or accrued to the named officers during the respective fiscal years.

(2) Such compensation consisted of total Company contributions made to the plan account of each individual pursuant to the Company's Employees Stock Ownership Plan during the fiscal year ended February 28, 1998.

  No cash bonuses or restricted stock awards were granted to the above individuals during the fiscal years ended February 28, 1998, February 28, 1997 and February 29, 1996.

  The following table summarizes certain information regarding the number and value of all options to purchase Common Stock of the Company held by the Chief Executive Officer and those other executive officers named in the Summary Compensation Table.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES


                               NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                              OPTIONS AT FISCAL YEAR    IN-THE-MONEY OPTIONS AT
                                        END                FISCAL YEAR END*
                             ------------------------- -------------------------
NAME                         EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                         ----------- ------------- ----------- -------------
Zvi (Harry) Kurtzman........   470,000          0       $577,100        $ 0
Arthur Schwartz.............   315,000          0       $367,850        $ 0
Neal Kaufman................   270,000          0       $321,500        $ 0
Cipora Kurtzman Lavut.......   315,000          0       $367,850        $ 0
Yoshikazu Masayoshi.........         0          0       $      0        $ 0

--------
* Based on the average high and low reported prices of the Company's Common Stock on the last day of the fiscal year ended February 28, 1998.

No options were exercised by the above individuals during the fiscal year ended February 28, 1998.

OPTION REPRICING

  The following table sets forth certain information regarding repricing of stock options held by executive officers of the Company during the last ten fiscal years. For further information regarding the repricing of these options see "Compensation Committee Report" below.

                                                                                                   LENGTH OF
                                                         MARKET PRICE                              ORIGINAL
                                         NUMBER OF       OF STOCK AT                              OPTION TERM
                                   SECURITIES UNDERLYING   TIME OF    EXERCISE PRICE               REMAINING
                          DATE OF  OPTIONS/SARS REPRICED  REPRICING     AT TIME OF   NEW EXERCISE AT DATE OF
NAME                     REPRICING          (#)              ($)      REPRICING ($)   PRICE ($)    REPRICING
----                     --------- --------------------- ------------ -------------- ------------ -----------
Zvi (Harry) Kurtzman....  7/9/97           70,000            1.62          3.06          2.06      24 months
                          7/9/97           50,000            1.62          7.25          2.06      51 months
                          7/9/97           50,000            1.62          3.00          2.06      61 months
                          7/9/97          150,000            1.62          5.25          2.06      46 months
Arthur J. Schwartz......  7/9/97           70,000            1.62          3.06          2.06      24 months
                          7/9/97           50,000            1.62          7.25          2.06      51 months
                          7/9/97           50,000            1.62          3.00          2.06      61 months
                          7/9/97           75,000            1.62          5.25          2.06      46 months
Neal B. Kaufman.........  7/9/97           70,000            1.62          3.06          2.06      24 months
                          7/9/97           50,000            1.62          7.25          2.06      51 months
                          7/9/97           50,000            1.62          3.00          2.06      61 months
                          7/9/97           30,000            1.62          5.25          2.06      46 months
Cipora Kurtzman Lavut...  7/9/97           70,000            1.62          3.06          2.06      24 months
                          7/9/97           50,000            1.62          7.25          2.06      51 months
                          7/9/97           50,000            1.62          3.00          2.06      61 months
                          7/9/97           75,000            1.62          5.25          2.06      46 months
Keith Stuart............  7/9/97          100,000            1.62          3.06          2.06      24 months
                          7/9/97          100,000            1.62          3.00          2.06      61 months
                          7/9/97           30,000            1.62          7.31          2.06      45 months
Michael I. Froch........  7/9/97           50,000            1.62          5.06          2.06      54 months
Ronald Goldstein........  7/9/97          100,000            1.62          3.06          2.06      24 months
                          7/9/97           30,000            1.62          3.00          2.06      61 months
                          7/9/97           10,000            1.62          5.25          2.06      46 months
Jacob Mail..............  7/9/97          100,000            1.62          5.06          2.06      54 months
                          7/9/97           50,000            1.62          4.88          2.06      47 months
Gerald S. Papazian......  7/9/97            6,000            1.62          3.06          2.06      24 months
                          7/9/97           20,000            1.62          3.00          2.06      61 months
                          7/9/97           50,000            1.62          5.25          2.06      46 months
                          7/9/97           50,000            1.62          5.06          2.06      54 months
Steve C. Veen...........  7/9/97           50,000            1.62          5.25          2.06      46 months
                          7/9/97           25,000            1.62          5.06          2.06      54 months
Gregory Um..............  7/9/97          100,000            1.62          3.06          2.06      24 months
                          7/9/97          120,000            1.62          3.00          2.06      61 months
                          7/9/97          100,000            1.62          5.25          2.06      46 months
                          7/9/97          100,000            1.62          3.50          2.06      51 months

  In July 1997 the Board of Directors approved the repricing of stock options granted to Harvey Cohen, a director of the Company, prior to 1997, to $2.06 per share. The repriced options for Mr. Cohen consist of 50,000 options granted in August 1993, 50,000 options granted in July 1994 and 50,000 options granted in July 1995 at original exercise prices of $5.50, $7.88 and $3.50, respectively.

EMPLOYMENT AGREEMENTS

  Effective as of March 5, 1998 the Company, following unanimous approval of all five outside, disinterested, directors of the Board of Directors, entered into employment agreements with each of Messrs. Kurtzman, Schwartz, Kaufman and Ms. Kurtzman Lavut. The employment agreements provide for a term of three years, in each case with provision for automatic one year extensions until either the executive or the Company notifies the other that such party does not wish to extend the agreement. Messrs. Kurtzman, Schwartz, Kaufman and Ms. Kurtzman Lavut are paid base salaries of $385,000, $205,000, $195,000, $195,000 per year pursuant to their respective employment agreements. In addition, such agreements provide for discretionary annual bonuses as determined by the Board of Directors and target bonuses of up to 50% of the executive's base salary based on the attainment of certain criteria determined by the Compensation Committee. The employment agreements also provide for standard employee benefits, including participation in the Company's stock incentive plan. In addition, the Company is required to maintain, during the executive's term of employment, a life insurance policy with a face value of two times the executive's base salary, provided such premiums do not exceed $10,000 per year.

  Each of the employment agreements provides that if the Company terminates the executive's employment without "cause" (as defined in the employment agreements), then such executive is entitled to receive the base salary at the rate then in effect for the remainder of the term (or for a period of six months if greater), a bonus equal to the highest annual discretionary bonus in the preceding three year period prior to such termination for each fiscal year during the Severance Period, continuation of all life insurance premium payments and all outstanding equity awards would vest. Pursuant to the terms of the employment agreements Messrs. Kurtzman, Schwartz, Kaufman and Ms. Kurtzman Lavut also received a one time option grant to purchase, respectively, 1,000,000, 500,000, 500,000 and 500,000 shares of Common Stock under the Company's Option Plan, which options vest over five years. The per share exercise price of such grant is $3.31, which is 5% above the fair market value of the options on the date such options were granted.

  The employment agreements provide that during the term of employment, each executive will be subject to certain confidentiality and non-solicitation restrictions.

SEVERANCE AGREEMENTS

  Effective as of March 5, 1998, the Company, following unanimous approval of all five outside, disinterested, directors of the Board of Directors, entered into severance agreements with each of Messrs. Kurtzman, Schwartz, Kaufman and Ms. Kurtzman Lavut. The severance agreements provide for a term of three years, with a provision for automatic one-year extensions until either the executive or the Company notifies the other that such party does not wish to extend the agreement. If a Change in Control (as defined in the agreement) occurs, the agreements will continue for at least 24 months following the date of such Change in Control. The agreements provide that if, following a Change in Control, the executive's employment is terminated without Cause (as defined in the agreement) or with Good Reason (as defined in the agreement) or the executive terminates his or her employment for any reason during the one month period commencing on the first anniversary of the Change in Control, the executive would be entitled to receive (i) three times the sum of the base salary plus the highest annual bonus earned by the executive in the three year period immediately preceding such termination; (ii) continued employee benefits for three years, reduced to the extent benefits of the same type are received by or made available to the executive during the 36 month period following termination; and (iii) accelerated vesting of stock options. To the extent the executive becomes subject to the "golden parachute" excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, the executive would receive an additional cash payment in an amount sufficient to offset the effects of such excise tax.

COMPENSATION COMMITTEE REPORT

  The Company maintains a Compensation Committee (the "Committee"), consisting entirely of outside, disinterested, directors who are not employees or former employees of the Company. The Committee recommends salary practices for executive officers of the Company, with all compensation determinations ultimately made by a majority of the outside, disinterested, directors. Prior to Fiscal 1998, compensation of executive officers, other than the Chief Executive Officer, was determined by the Chief Executive Officer after review and consultation with the Committee.

 Compensation Philosophy

  The Company's policy in compensating executive officers is to establish methods and levels of compensation that will provide strong incentives to promote the profitability and growth of the Company and reward superior performance. Compensation of executive officers includes salary as well as stock-based programs. The Board believes that compensation of the Company's key executives should be sufficient to attract and retain highly qualified personnel and also provide meaningful incentives for measurably superior performance. The Company places special emphasis on equity-based compensation, particularly in the form of options. This approach also serves to match the interests of the executive officers with the interest of the stockholders. The Company seeks to reward achievement of long and short-term performance goals which are measured by a number of factors, including improvements in revenue and achieving profitability.

  Included in the factors considered by the Committee in setting the compensation of the Company's Chief Executive Officer are the growth in the Company's commercial sales, the development of commercial applications for the Company's technology, and the effective allocation of capital resources. During Fiscal 1998, the Company made significant progress in connection with its efforts to expand the commercial applications of its technology and the commercial sale of its products.

 Employment Contracts

  The Company offers employment contracts to key executives only when it is in the best interest of the Company and its stockholders to attract and retain such key executives and to ensure continuity and stability of management. Effective as of March 1998, the Company entered into employment and severance agreements with Mr. Kurtzman, the Company's Chief Executive Officer, and Messrs. Schwartz and Kaufman and Ms. Kurtzman Lavut (the "Named Executive Officers") and other key executives of the Company. The Committee reviewed and approved such agreements unanimously after consulting with a nationally recognized employee benefits firm and determining that such agreements were necessary in order to retain highly qualified executives whose abilities are critical to the long-term success and competitiveness of the Company.

 Compensation of Chief Executive Officer and Other Executives

  The Compensation Committee increased Mr. Kurtzman's salary in March 1998 to $385,000, effective as of December 1997, after consulting with a nationally recognized employee benefits firm. The increase reflected the Compensation Committee's assessment of his performance and Mr. Kurtzman's service to the Company. Salary increases for other senior executives effected during 1998 were based on similar considerations including individual performance, position, tenure, experience and compensation surveys of comparable companies.

  In March 1998, the Committee reviewed and unanimously approved stock option awards under the Company's stock option plan after consulting with a nationally recognized employee benefits firm. The Committee granted Mr. Kurtzman an option to purchase 1,000,000 shares of Common Stock, which vest 20% per year over five years. The options are exercisable at $3.31 per share which was 105% of the market price of the Company's Common Stock on the date of grant. Senior executives in the Company participate in the stock option plan and the Compensation Committee granted such executives options to purchase Common Stock during Fiscal 1998. In determining the number of shares to award to Mr. Kurtzman and other executives, the

Compensation Committee considered several factors, including primarily Mr. Kurtzman's and other executives' actual and potential contributions to the Company's long term success, and the size of awards provided to other executives in comparable companies holding similar positions.

  In July 1997 the Compensation Committee unanimously recommended the repricing of stock options granted to key employees, including Mr. Kurtzman and the Named Executive Officers. The Compensation Committee's repricing of options for key employees was made to those persons who have made significant contributions to the Company's business, for the purpose of maintaining corporate morale and creating an incentive for continued employment. See "Option Repricing".

  Effective in Fiscal 1999 Mr. Kurtzman and the Named Executive Officers are, pursuant to their employment agreements with the Company, entitled to a discretionary annual bonus as determined by the Compensation Committee and a majority of the outside, disinterested, directors of the Board of Directors. In determining the amounts of such bonuses, the Compensation Committee considers the individual performance of each executive and the performance of the Company.

 Section 162(m) Policy

  Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that publicly held companies may not deduct compensation paid to certain of its top executive officers to the extent such compensation exceeds $1 million per officer in any year. However, pursuant to regulations issued by the Treasury Department, certain limited exemptions to Section 162(m) apply with respect to "qualified performance-based compensation" and to compensation paid in certain circumstances by companies in the first few years following their initial public offering of stock. The Company has taken steps to provide that these exemptions will apply to compensation paid to its executive officers, and the Company will continue to monitor the applicability of
Section 162(m) to its ongoing compensation arrangements. Accordingly, the Company does not expect that amounts of compensation paid to its executive officers will fail to be deductible by reason of Section 162(m).

                               COMMITTEE MEMBERS

                             Brigadier Ashok Dewan
                                   Peter Liu
                           Salvator Diaz-Verson, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee is comprised of outside directors Messrs. Brigadier Ashok Dewan, Peter Liu, and Salvador Diaz-Verson, Jr. Decisions regarding compensation of executive officers for the fiscal year ended February 28, 1998 were made unanimously by the outside, disinterested, directors of the Board of Directors, after reviewing recommendations of the Compensation Committee. Decisions regarding option grants under the 1989 Option Plan for the fiscal year ended February 28, 1998 were made unanimously by the outside, disinterested, directors of the Board of Directors, after reviewing recommendations of the Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

  In 1995, the Company entered into an agreement with K&K Enterprises of India ("K&K") for the formation of a joint venture to manufacture and sell speakers using Aura's proprietary technology. K&K acquired a license to the Company's technology and granted an exclusive sub-license to the joint venture. As consideration for the license, the Company was to have received a $1,000,000 fee, $400,000 of which was received in Fiscal 1996. The joint venture began shipping product in Fiscal 1996. In 1995 the Company also entered into an agreement with K&K for the formation of a joint venture to manufacture Aura's Bass Shaker(TM). In connection with the agreement, Aura granted K&K an exclusive license to use Aura's patented and proprietary technology.

As consideration for the license to K&K, the Company was entitled to receive license fee payments quarterly over the life of the patent. Scheduled payments for the first five years totaled approximately $2.9 million, of which $500,000 was received in Fiscal 1996. The two joint ventures were merged in Fiscal 1996 into one joint venture encompassing both. The new venture was renamed Dewan-Aura. The Indian joint venture started production in late Fiscal 1996. In late Fiscal 1998 (3rd quarter) the parties agreed to terminate the license agreement and the Company moved manufacturing to Malaysia, the Philippines and Mexico where the Company had already been manufacturing these products during Fiscal 1998.

  In February 1997, the Company entered into a license agreement with K&K Enterprises in India to commercialize the AuraGen(TM) in the Indian, Nepal, Sri Lanka and Bangladesh markets. The agreement called for a license fee of $3,500,000 to be paid in payments over a 24 month period starting in June 1997, a fixed per unit royalty for every unit built and shipped in the licensed territory after December 1998. Due to the delays associated with commencement of production of the AuraGen there was a delay in the commencement of license payments. Subsequent to the end of Fiscal 1998 the Company received the first license payment of $300,000. Royalty payments per unit were to be on a scheduled basis every quarter after December 1, 1998. The Company expected that payments of the remaining portion of the license would be proportionally delayed due to the late start. On May 11, 1998, India conducted a series of nuclear tests and on May 13, 1998 the President of the United States imposed a range of economic sanctions upon India pursuant to the Arms Export Control Act. These sanctions and the current climate generally affected the Company's ability to request and obtain necessary United States Department of State and Commerce Indian export approvals and licenses. New and pending export licensing requests with respect to dual-use products and transfers of high technology were either being placed on hold or denied. In view of these uncertainties the license was suspended temporarily in June 1998 by agreement of the parties.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and beneficial owners of more than ten percent of the Common Stock, to file with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. reports of ownership and changes in ownership of the Common Stock. Copies of such reports are required to be furnished to the Company. Based solely on its review of the copies of such reports furnished to the Company, or written representations that no reports were required, the Company believes that during its fiscal year ended February 28, 1998, all filing requirements applicable to its officers, directors, and ten percent beneficial owners were satisfied.

PERFORMANCE GRAPH

  The following graph compares the cumulative total stockholder return of the Company with the cumulative total return on the Nasdaq Stock Market Index (U.S.) and the S&P Tech Composite Index. The Comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's common stock.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*


    AMONG AURA SYSTEMS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX AND THE
                         S & P TECHNOLOGY SECTOR INDEX

                     [PERFORMANCE GRAPH APPEARS HERE]

$100 INVESTED ON 2/28/93 IN STOCK OR
INDEX-INCLUDING REINVESTMENT OF DIVIDENDS.
FISCAL YEAR ENDING FEBRUARY 28

                                       FEB-93 FEB-94 FEB-95 FEB-96 FEB-97 FEB-98
                                       ------ ------ ------ ------ ------ ------
Aura Systems, Inc.....................  100    184     89    144     71     83
Nasdaq Stock Market Index (U.S.)......  100    118    118    165    195    264
S & P Technology Sector...............  100    121    139    207    269    323

INDEPENDENT AUDITORS

  Pannell Kerr Forster has been selected to serve as the Company's independent auditors for the fiscal year ending February 28, 1999. Representatives of Pannell Kerr Forster are expected to be present at the meeting and will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions. Pannell Kerr Forster has served as the Company's independent auditors since 1992.

                              PROPOSAL NO. 2

                           STOCKHOLDER PROPOSAL


  The Company has received the following stockholder proposal and supporting statement from Albert H. Kahn, whose address is c/o Kahn-Carlin & Co., 3350 South Dixie Highway, Miami, Florida 33133. Mr. Kahn claims to be the holder of record of 530,000 shares of common stock of the Company and has given notice to the Company of his intention to introduce the following resolution at the 1998 Annual Meeting of Stockholders. The affirmative vote of at least a majority of the Company's common stock represented in person or by proxy at the Annual Meeting is required for approval of the proposal. The Company's Board of Directors recommends voting "FOR" this proposal.

PROPOSAL REGARDING FUTURE FINANCINGS

    Whereas, in December 1996, Aura Systems, Inc. (the "Company") issued $7,500,000 of unsecured, convertible Notes, which were convertible at the lesser of $2.24, or 85% of the five lowest closing bid prices during the 30 days preceding the conversion date, but in no event less than 65% of the lowest closing bid price within five trading days of the conversion date;

    Whereas, in March 1997, the Company issued $15,000,000 of convertible debentures which were convertible at prices below the market price of the Company's common stock at the time of conversion, and which were subsequently modified to eliminate the conversion feature in exchange for increasing the interest rate to 18% per annum and the payment of a fee of $935,000 per quarter that they remained outstanding, together with the issuance of warrants to acquire 2,250,000 shares of common stock exercisable at $2.50;

    Whereas, in June 1997, the Company issued a $4,000,000 convertible debenture, which the Company subsequently agreed to redeem for cash on or before March 1, 1998 and to issue 218,000 five-year warrants, exercisable at $3.00;

    Whereas, in December 1997, the Company issued $5,500,000 of convertible debentures which are convertible into common stock at $3.81, together with five-year warrants to acquire 1,585,865 shares of common stock, exercisable at $3.81;

    Whereas, in March 1998, the Company issued $8,000,000 of convertible debentures, which may be convertible at $3.13;

    Whereas, the issuance of such securities may have had a significant adverse effect on the value of the Company's common stock and may have afforded outsiders the opportunity to invest in the Company's securities on advantageous terms not available to the Company's shareholders;

    Therefore, Be It Resolved that the stockholders of the Company request that the Board of Directors, prior to engaging in any financing transaction similar to those described above, consider providing the existing stockholders of the Company an opportunity to invest in the Company on the terms being offered to private investors.

STATEMENT OF ALBERT H. KAHN IN SUPPORT OF HIS STOCKHOLDER PROPOSAL

  Following is the statement of Albert H. Khan in support of his proposal.

    The Company has repeatedly engaged in financing transactions that have been actually or potentially dilutive to existing shareholders. While the price of the Company's common stock has languished private investors in a series of transactions (a number of which have been renegotiated within a short time after issuance) have been afforded the opportunity to acquire securities convertible into the Company's common stock at prices below the prevailing market price at the time of conversion, have acquired 5-year warrants to acquire the Company's common stock at relatively low fixed prices, and have received interest rates of up to 18% per annum, in addition to substantial quarterly fees. It is reasonable to assume that these transactions have contributed to the poor performance of the Company's common stock. The proposal requests that the Board, before engaging in any future transactions of this kind, at least consider the possibility that these advantageous (to the investor if not the Company) investments be offered to the shareholders of the Company.

WHILE THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THIS PROPOSAL, it believes that the description of the financing transactions set forth in the "whereas" clauses of the stockholder's proposal are not current or complete and that certain statements contained in the stockholder's supporting statement do not fully address important considerations relating to the underlying financing transactions. However, because the Board of Directors believes that the stockholder's proposal conceptually is beneficial, the Board of Directors is in favor of the stockholder proposal. For a current and more complete description of these financing transactions please see "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources" in the Company's Form 10-K for the fiscal year ended February 28, 1998.

                                 MISCELLANEOUS

STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

  Stockholder proposals complying with the applicable rules under the Securities Exchange Act of 1934 intended to be presented at the 1999 Annual Meeting of Stockholders must be received at the offices of the Company by March 20, 1999 to be considered by Aura for inclusion in Aura's proxy statement and form of proxy relating to that meeting. Such proposals should be directed to the attention of the Secretary, Aura Systems, Inc., 2335 Alaska Avenue, El Segundo, California 90245.

OTHER MATTERS

  Neither Aura nor any of the persons named as proxies knows of matters other than those above stated to be voted on at the Annual Meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named as proxies to vote in accordance with their judgment on such matters, subject to direction by the Board of Directors.

  Under the Company's By-laws, nominations for director of the Company and other stockholder proposals, other than those made by the Board of Directors, may only be made by stockholders of record on the record date who have delivered a written notice to the Secretary of the Company no later than 10 days following the Notice of Annual Meeting. The stockholder's written notice relating to nominees for directors must contain (i) the name and address of the stockholder making the nomination and the nominee, (ii) the consent of the nominee to serve as a director if elected, and (iii) such information concerning the person making the nomination and the nominee as would be required by Securities and Exchange Commission ("SEC") rules to be included in a proxy statement soliciting proxies for the election of such nominee.

  The stockholder's written notice relating to proposals other than for director nominees must contain (i) the name and address of the stockholder making the proposals, (ii) any material interest of the stockholder in the proposal, and (iii) such information concerning the person making the proposal and the proposal itself as would be required by SEC rules to be included in a proxy statement soliciting proxies for such proposal. Presentation of any stockholder proposal at the 1998 Annual Meeting is also subject to procedures established by the Chairman of the Meeting consistent with Delaware corporate law.

  The 1998 Annual Report to Stockholders accompanies this Proxy Statement, but is not to be deemed a part of the proxy soliciting material.

  While you have the matter in mind, please complete, sign and return the enclosed proxy card promptly.

                                          By Order of the Board of Directors

                                              /s/ Michael I. Froch

                                                  Michael I. Froch

                                                     Secretary


El Segundo, California

July 20, 1998

PROXY                          AURA SYSTEMS, INC.
                   2335 ALASKA AVENUE, EL SEGUNDO, CA  90245

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Zvi (Harry) Kurtzman and Michael I. Froch as Proxies, each with the power to appoint their substitutes and with full power to act alone, and hereby authorizes them to represent and to vote as designated below, all shares of Common Stock of Aura Systems, Inc. held of record by the undersigned on June 26, 1998, at the Annual Meeting of Stockholders to be held on August 19, 1998, including any adjournments or continuances thereof.

  The proxies appointed hereby are instructed to vote as indicated herein on the following proposals as more fully described in the Company's Notice of Meeting of Stockholders and Proxy Statement, each dated July 20, 1998, receipt of which is hereby acknowledged, and in their discretion on any other business which may properly come before the meeting or adjournment thereof.

THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE NOMINEES SPECIFIED IN ITEM NO. 1 BELOW AND FOR THE STOCKHOLDER PROPOSAL IN ITEM NO. 2 BELOW, AND THE PROXY WILL BE SO VOTED UNLESS OTHERWISE SPECIFIED.

1. Election of Directors   [_] FOR all nominees listed below    [_] WITHHOLD AUTHORITY to vote
                               (except as marked to the             for all nominees listed below
                               contrary below)

(INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name below).

Zvi (Harry) Kurtzman  Cipora Kurtzman Lavut   Brigadier Ashok Dewan   Neal B. Kaufman
Harvey Cohen          Steven C. Veen          Arthur J. Schwartz      Salvador Diaz-Verson, Jr.
Peter Liu             Robert H. Book          Gerald S. Papazian      Maj. Gen. Guy L. Hecker, Jr. (Ret.)

                      [_] FOR   [_] AGAINST   [_] ABSTAIN

2. Stockholder Proposal. To approve the stockholder proposal requesting that the Board of Directors, prior to engaging in any financing transactions similar to those described in the Proxy Statement, consider providing the existing stockholders of the Company an opportunity to invest in the Company on the terms being offered to private investors:

                      [_] FOR   [_] AGAINST   [_] ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSAL NO. 1 AND PROPOSAL NO. 2.

                                            Dated: ______________________, 1998

                                            Please sign exactly as the name
                                            appears below. When shares are
                                            held by joint tenants, both should
                                            sign. When signing as attorney, as
                                            executor, administrator, trustee
                                            or guardian, please give full
                                            title as such. If a corporation,
                                            please sign in full corporate name
                                            by President or other authorized
                                            officer. If a partnership, please
                                            sign in partnership name by
                                            authorized person.

                                            -----------------------------------
                                                         Signature

                                            -----------------------------------
                                                 Signature if held jointly

                                            If you also expect to attend the
                                            stockholders' meeting, the Board
                                            of Directors requests you check
                                            the box below:

                                            [_] I/we plan to attend the
                                                stockholders meeting

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                       GENERATORS FOR 60 HZ 120/240 VOLT POWER ON VEHICLES

                                               FERNANDO B. MORINIGO, PH.D.

                                                        AURA SYSTEMS, INC.

                                                       RONALD J. GOLDSTEIN

                                                        AURA SYSTEMS, INC.

                               INTRODUCTION

  Modern automotive vehicles use ever increasing amounts of electrical power for operating vehicle systems. In addition, a number of accessories requiring electrical power for operation on board or from vehicles have become increasingly popular among both drivers and passengers. As a result of these trends, the alternators common in the industry have become only marginally adequate, particularly for vehicles that are often idling or being driven at slow speeds.

  At the same time, the number of commercial/professional users who have need of electric power for using tools and other equipment on board or from their vehicles has also increased enormously. A few examples suffice to give the flavor of this trend in either or both stationary and mobile vehicle operation: Ambulances and similar medical rescue vehicles carry equipment that requires substantial electric power; television news crews that report on the air from distant sites require power, particularly at night if illumination is required; construction crews must operate tools and computers anywhere and often without commercial power available and military vehicles require substantial amounts of power for operation of their communications, sensors and computers.

  Another group desires substantial electrical power at unusual sites or on board vehicles for convenience, recreation, entertainment and emergency preparedness. The general public might wish to have enough electric power to operate a coffee pot, a hair dryer, a refrigerator, a television set, and a computer. Building industries workers might welcome the possibility of plugging in electrical tools to an outlet on their vehicle instead of having to depend on the presence of an outlet connected to the commercial power grid through a long extension cord. Campers might wish to enhance their comfort and entertainment possibilities at places far away from an electric meter. Anyone might want their lights, microwave, heater, TV, computer and modem back on during the long hours or days commercial power is knocked out by natural disaster.

  In response to these needs, a variety of devices has been on the market. For relatively low power applications or periods of short duration, inverters that furnish 60 Hz 120 volt power from a battery are common. For somewhat higher power or for longer periods, generator sets in which a small internal combustion engine is attached to a generator are available.

  In today's age many users, commercial and personal, increasingly rely upon digital equipment and sensitive devices which require consistent, full clean (sine wave) power. In other words, users want to use anything, anytime, anywhere--with the push of a button. Today noisy, sometimes balky portable generators do not fill this need conveniently and certainly not environmentally.

  This paper reports first on the engineering challenges of the AuraGen(TM) Mobile Generator, a new device and system for generating the power required to meet the needs and desires described in the preceding paragraphs. Secondly, this paper reports on the output characteristics of the new device, including power quality, capacity, and efficiency. Thirdly, this paper considers possible future trends in this realm.

ENGINEERING CHALLENGES

  CAPACITY--The standard alternator is compact, simple and durable, but its design is not suited to high power demands. The power rating is usually quoted in amperes of current, which translate to watts when multiplied by the voltage, usually 14 volts. A 60 ampere rating alternator is able to provide 840 watts of power.

That is a substantial amount of power for the weight of the device, and if one were to desire 5 kW output one might conceive of the idea of just using 6 standard alternators, or one of 6 times the capacity, achieved by linearly increasing the dimensions. What is missing in this calculation is the fact that the full power rating does not occur at idle, but at a specific very high engine speed. The power output at idle is possibly in the neighborhood of 140 watts.

  Apart from the above described capacity, there is a problem if the capacity is desired at 120 Volts 60 Hz, and not at the 14 volts DC output of the standard automotive electrical system. While devices that can convert the automotive DC into 120 volts AC exist, at the 5 kW capacity they are bulky and heavy, and expensive.

  These considerations led to the conclusion that in order to provide substantial amounts of commercial quality power on board a vehicle at any engine speed, a device entirely different from the standard alternator would be required.

  WEIGHT--The capacity problem is solved by generator sets consisting of a relatively small internal combustion engine attached to an electrical generator. In such a system, the frequency of the generated power is directly proportional to the rotational speed of the generator. The weight of the dedicated internal combustion engine is very substantial. Such systems are in use on large trucks to provide refrigerator power, and on large recreational vehicles to provide power for air conditioning. In these applications, the power is used to run a compressor motor. For other applications, the stability of the frequency and voltage is poor, and much electronic equipment (such as computers and television sets) will not operate properly.

  Generator sets that have frequency and voltage stability tend to be much larger, heavier and costly. One example is a unit of 5 kW capacity used by the
U. S. Army, with a gross weight of over 500 kg, which is towed on its own trailer. Even a standard portable commercial gasoline generator set--without the noted frequency voltage stability--weighs on the order of 90 to 140 kg.

  The engineering challenge was to invent a unit that would have extremely tight voltage and frequency stability, that can be used for the most sensitive electronic equipment, at a very small fraction of the weight.

  MANUFACTURING COST--Using existing technology, the most compact electric motors or generators are those that make use of high strength permanent magnets that are designated in terms of the rare earth components, "Neodymium" or "Samarium-Cobalt". There has been in recent years a very sizable improvement in the magnetic field strength achievable by use of permanent magnets by optimizing alloys, and one might consider designs for generators or alternators to exploit these new materials. Unfortunately, for a 5 kW or similar capacity unit operating at the lower range of engine speeds, the amount of permanent magnet material has a cost that makes the devices envisaged too expensive for most applications. The problem is compounded by the high temperatures that are typically found under the hood in the vicinity of an engine. Permanent magnet materials lose their magnetic strength at high temperatures, and temperature cycling and vibration also contribute significantly to deterioration in performance of permanent magnet devices.

  It was an additional engineering challenge to construct the under hood components of a suitable generator system with materials that are able to function in the under hood temperature environment without gradual deterioration.

INDUCTION GENERATOR CHARACTERISTICS

  There is no difference, in terms of the physics of the device, between an electric generator and an electric motor. The difference in function represents the direction of energy flow, so that a generator is simply a motor operated backwards, and vice versa. Conceptually at least, any type of motor/generator might have been considered for use.

  The selection of three phase induction machines for the system had a number advantages for the automotive generator application, among them: (1) the existence of very robust and mature designs that require absolutely no maintenance, (2) no moving contacts except for the bearings, (3) construction from very common materials, namely steel laminations and copper wire, that can operate indefinitely at relatively high temperatures. (4) the techniques for making a very efficient machine of this type are well known.

  Three phase induction machines are manufactured in very large numbers and in a very large variety of power ratings. Their manufacturing costs are well known and were considered suitable for an automotive application. However, there was one barrier to the use of existing designs, and that had to do with the physical envelope. In order to provide generation of 5 kW of user power, and making allowances for inefficiencies, it would have been necessary to consider machines with a ten horsepower rating, or higher. Furthermore, the rating of a machine correctly describes its output only at one optimal rotational speed, and for an alternator application that derives its power through a belt from the principal engine of a vehicle, a wide range of speeds had to be considered. The requirement for a range of speeds means the basic machine rating had to be well over 10 horsepower, and such machines are too large and heavy to be successfully mounted under the hoods of the vehicles.

  The innovation that made the system at all possible was the use of axial gap induction machines, which are much more compact in envelope for a comparable rating at comparable rotation speed, which is compensated by a somewhat more complex manufacturing process and tighter requirements on certain key tolerances. A second innovation that made the system practical is the use of solid steel structure in the rotor as the magnetic element in the rotor. The rotors in use in other axial gap machines are not suitable for operation at the rotational speeds required for this automotive application.

  The functional uniqueness of the patented system is explained as follows:

  The rotor of an induction machine produces torques as a result of the flow of electric currents in directions perpendicular both to the magnetic flux lines and to the axis of rotation. The flow of electric currents in any other direction, that is, either parallel to the axis of rotation or not perpendicular to flux lines, is wasteful and may produce huge reductions in efficiency. In the typical rotor of an induction machine of any design, the steel that is used to carry the magnetic flux is laminated in order to prevent electric current flow in wasteful directions. In the patented system used here, the pattern of magnetic flux lines is shaped by symmetry and the choice of materials, and it is not necessary to use laminations, because flux lines will not exist in the rotor in azimuthal directions. The electric currents may be freely allowed to use paths that include the steel elements. The additional conductivity of the steel in this case adds to the efficiency instead of detracting from it.

  The resulting device, shown in Figure 1 has a diameter of about 11 inches and has an axial length of 4 1/2 inches.

FIGURE 1. EXTERNAL VIEW OF ASSEMBLED AXIAL GAP GENERATOR.

       [PICTURE OF EXTERNAL VIEW OF ASSEMBLED AXIAL GAP GENERATOR]

FIGURE 2. PRODUCTION AURAGEN GENERATOR INSTALLED IN VEHICLE

      [PICTURE OF PRODUCTION AURAGEN GENERATOR INSTALLED IN VEHICLE]

ELECTRONIC SYSTEM CHARACTERISTICS

  The electronic system required to create electrical energy from the axial gap generator and deliver it to the user in the commercial power format of 60 Hz 120/240 volts is relatively sophisticated. Not too many years ago it would have been unthinkably expensive and massive. But the spectacular advances in solid state power electronics of recent years make the device not only possible, but possible with relatively small weight and in a small space, and at relatively low cost.

  In addition to the power electronics components, the system requires sophisticated digital control by a digital signal processor that constantly monitors the speed of the rotor and the power demands made by the user.

  The electronic system may be conceptualized in terms of three separate functions, namely the power generation and recovery subsystem, the power to the user delivery system, and the control system.

FIGURE 3. THE POWER GENERATION AND RECOVERY SUBSYSTEM

          [GRAPH OF THE POWER GENERATION AND RECOVERY SUBSYSTEM]

  POWER GENERATION AND RECOVERY SUBSYSTEM--A set of capacitors, usually called the bus, charged to approximately 400 volts, is used as the source of energy to operate the electronics and the generator, and it simultaneously serves to receive the electrical energy generated. The control system maintains the voltage at a predetermined level. The user's power demands tend to lower the voltage, the control system responds to this lowering of the voltage, and commands are issued to change the operating conditions of the generator to extract more power from the mechanical power source.

  The generator requires three phase alternating currents to be flowing in its coils. The current that flows in the coils is not in phase with the voltages. During a fraction of the cycle, in each phase, current flows so as to draw power from the bus to operate the electronics and energize the electromagnets. During another portion of the cycle, the electromagnetic interactions of rotor with the three phase electromagnets push current back against the voltages, charging the capacitors again. The control system manages the timing of the voltage applications to keep the system in dynamic balance, with a net power zero to the bus.

FIGURE 4. USER POWER DELIVERY SUBSYSTEM

                [DIAGRAM OF USER POWER DELIVERY SUBSYSTEM]

  USER POWER DELIVERY SUBSYSTEM--The user power delivery subsystem is diagrammed in Figure 4. The 60 Hertz, 120/240 Volts power delivered to the user is created by computer commands from the 400 volt reservoir represented by the set of capacitors. A set of rapid pulsating connections of varying time length to the 400 Volt bus create an approximation to the effect of 120 Volts, 60 Hertz. This approximation is smoothed by a set of suitably designed transformers. The user plugs his or her appliances and loads to receptacles and connectors which are exactly of the type familiar from home use. At the user plugs, the power quality, in terms of stability of the frequency, voltage, and harmonic distortion, is superior to what is normally available in a household plug.

  The system builds in a number of safety features, in every particular equivalent to the safety features of home circuits, such as fuses and ground fault interrupts.

FIGURE 5. DIAGRAM OF CONTROL SYSTEM ELEMENTS

                   [DIAGRAM OF CONTROL SYSTEM ELEMENTS]

  THE CONTROL SYSTEM--The functions of the control system, as shown in Figure 5, are multiple and require sophisticated management algorithms. The simplest function is to manage the generator coil currents so that the reservoir of charged capacitors is maintained at the correct level despite the power demands made by the user. In order to maintain the required power generation, the torque demands from the engine are adjusted. Simultaneously, as the engine revolutions per minute vary up and down in driving, the frequency of the current in the coils need to be adjusted, or the generator would operate with very poor efficiency. Finally, if the demands for additional torque from the engine result in a slow down of the engine, the system would collapse unless additional fuel is sent to the engine cylinders to produce larger torques and maintain speed.

  All of these control functions are inherently unstable, so that a rapid response from the control system is required whenever the operating conditions deviate from a narrow range.

MEASURED SYSTEM PERFORMANCE

  In this section we discuss several system performance and limitations.

  EFFICIENCY VARIATION WITH ENGINE SPEED--The system is indeed capable of generating 5 kW user power over a wide range of engine speeds. However, the efficiency peaks around 1400 RPM, and drops off on either side of this maximum. For continuous operation at the 5 kW level, the engine speed must not be allowed to become significantly lower than 1400 RPM, or the temperature of the device will rise to unacceptable levels.

FIGURE 6 : POWER USED BY ELECTRONICS MODULES

               [GRAPH OF POWER USED BY ELECTRONICS MODULES]

  POWER USED BY ELECTRONICS MODULE--The electronics module and control system require power for their own operation, and they draw this power from the bus (Figure 6). The heat corresponding to this power must be removed from the electronics box sufficiently quickly to maintain temperatures of key solid state devices below 71 degrees C. The external volume and weight of the electronics box is dominated by the cooling function.

FIGURE 7. TEMPERATURE MEASUREMENTS ON GENERATOR

             [GRAPH OF TEMPERATURE MEASUREMENTS ON GENERATOR]

  TEMPERATURE MEASUREMENTS ON GENERATOR--The limitations on the power that can be drawn continuously from the existing generator design arise from the air cooling available. For brief periods of time, the generator can in fact generate considerably more power than the 5 kW. The thermal capacity of the generator system and the integral fan efficiency in removing heat have been studied extensively. Graphs similar to the one shown in Figure 7 are the ultimate test of system adequacy. If the final temperature reached by the unit under a continuous large load remains within some 66 degrees C of its under-the-hood environment, the generator system will function without shutdown. Temperature sensors are built in and automatic shutoff levels are in place to prevent overheating.

  POWER QUALITY MEASUREMENTS--The system provides electric power at any engine speed having a frequency stability, voltage stability, and harmonic purity that exceeds the standards acceptable for commercial power. The existing alternatives to the system, namely inverters or generator sets, do not come even close. While there are many useful tools and devices that are not fussy about the quality of the power, computers, television sets, and other electronics devices cannot operate with unstable power or highly distorted power.

FUTURE DEVELOPMENTS

    (1) Reduce weight and volume. Small improvements in efficiency may result in somewhat smaller units of significantly reduced weight that may fit better into a wider variety of vehicles.

    (2) Design a system small enough to fit into an automobile rather than a truck, and still have enough capacity to operate multiple appliances and tools.

    (3) Design and produce a commercial DC/AC voltage system capable of supporting vehicle embedded electrical systems and supporting AC devices simultaneously. This also would better fit a variety of vehicles, and would broaden product utility. Field experience with the Army VIPER Program (Vehicle Integrated Power Electrical Resource) will further the commercialization schedule for such a system (Figure 8).

FIGURE 8. VIPER DC/AC AURAGEN HMMWV

                  [PICTURE OF VIPER DC/AC AURAGEN HMMWV]